UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                          EXCHANGE ACT OF 1934


                     Commission File Number:  0-33233
                                              ________________________________

                             PFS Bancorp, Inc.
______________________________________________________________________________
          (Exact name of registrant as specified in its charter)

                       Second and Bridgeway Streets
                          Aurora, Indiana 47001
                             (812) 926-0631
______________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Common Stock, par value $0.01 per share
______________________________________________________________________________
         (Title of each class of securities covered by this Form)

                            Not applicable
______________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)  [X]
              Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6

       Approximate number of holders of record as of the certification or notice date: Zero
            ________

       Pursuant to the requirements of the Securities Exchange Act of 1934, Peoples Community Bancorp, Inc. (as successor by merger to PFS Bancorp, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 16, 2005     By: /s/ Jerry D. Williams
                                 ________________________________________
                                 Name:   Jerry D. Williams
                                 Title:  President and Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                   Potential persons who respond to the collections of
                   information contained in this form are not required to
                   respond unless the form displays a currently valid OMB
SEC 2069 (12-04)   control number